Exhibit 99.1

Investor Contact:

The Investor Relations Group

Erika Moran/Dian Griesel, Ph.D.

Media Contact: Janet Vasquez

Phone: 212-825-3210

Unigene Announces Financial Results

For Third Quarter 2009

BOONTON, N.J. – November 9, 2009 — Unigene Laboratories, Inc. (OTCBB: UGNE, http://www.unigene.com) has reported its financial results for the quarter ended September 30, 2009.

Revenue for the three months ended September 30, 2009 was $2,732,000, compared to $5,084,000 for the three months ended September 30, 2008. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $2,398,000 for the three months ended September 30, 2009, and $4,277,000 for the three months ended September 30, 2008. Fortical royalties were $1,126,000 for the three months ended September 30, 2009, compared to $1,633,000 for the three months ended September 30, 2008. Fortical sales were $1,272,000 for the three months ended September 30, 2009, compared to $2,645,000 for the three months ended September 30, 2008. Fortical sales fluctuate each quarter based upon Upsher-Smith’s ordering schedule. Fortical royalties fluctuate each quarter based upon the timing, pricing and volume of Upsher-Smith’s shipments to its customers. Fortical sales and royalties have declined since the launch of competitive products in December 2008.

Revenue for the nine months ended September 30, 2009 was $10,220,000, compared to $14,376,000 for the nine months ended September 30, 2008. Revenue for both periods primarily consisted of Fortical sales and royalties, which were $8,840,000 for the nine months ended September 30, 2009, and $12,178,000 for the nine months ended September 30, 2008. Fortical royalties were $3,529,000 for the nine months ended September 30, 2009, compared to $4,246,000 for the nine months ended September 30, 2008. Fortical sales were $5,311,000 for the nine months ended September 30, 2009, compared to $7,932,000 for the nine months ended September 30, 2008.

Total operating expenses were $7,331,000 for the three months ended September 30, 2009, an increase of $1,969,000 from $5,362,000 for the three months ended September 30, 2008.

Total operating expenses were $19,420,000 for the nine months ended September 30, 2009, an increase of $2,353,000 from $17,067,000 for the nine months ended September 30, 2008. Increases for both periods were due to the initiation of our oral calcitonin Phase III clinical trial.

Net loss for the three months ended September 30, 2009 was $5,834,000, or $.06 per share, compared to a net loss of $687,000, or $.01 per share, for the three months ended September 30, 2008.

Net loss for the nine months ended September 30, 2009 was $12,569,000, or $.14 per share, compared to a net loss of $3,741,000, or $.04 per share, for the nine months ended September 30, 2008.

Cash at September 30, 2009 was $4,171,000, a decrease of approximately $4,412,000 from December 31, 2008. Accounts receivable at September 30, 2009 were $895,000. Neither amount includes the approximately $9,000,000 Unigene received from Tarsa Therapeutics, Inc. (“Tarsa) on October 20, 2009 in association with its oral calcitonin Phase III expenditures.

Although expenses will be reduced due to the elimination of our expenditures for the oral calcitonin program, further expense reductions are being considered and we will need additional sources of cash in order to maintain all of our future operations. Without any reduction in expenses, we would need additional sources of cash in the first quarter of 2010.

Following are recent highlights and developments that will be discussed during Tuesday’s earnings call:

•

In October 2009, we licensed our Phase III oral calcitonin program to Tarsa, a new company formed by a syndicate of three venture capital funds specializing in the life sciences: MVM Life Science Partners, Quaker BioVentures and Novo A/S. Simultaneously, Tarsa announced the closing of a $24 million Series A financing from the investor syndicate. Tarsa obtained the worldwide (other than China) rights to market and sell the oral calcitonin product.

As part of the agreement, Unigene will own approximately 25% of Tarsa on a fully diluted basis (9,215,000 shares) and will be eligible to receive milestone and royalty payments. Tarsa will be solely responsible for all future costs related to the global oral calcitonin program. Tarsa has paid to Unigene approximately $9,000,000 in association with its oral calcitonin Phase III expenditures to that date.

•

The global economic recession has impacted the US pharmaceutical industry, as fewer drugs are being sold, and pharmacy chains, wholesalers and distributors are reducing and more tightly managing inventories. As a result, total US pharmaceutical sales in general, and most osteoporosis products in particular, have declined in 2009. Since December 2008, total US nasal calcitonin prescriptions have decreased by approximately 15%. Decreased supply-chain inventories, as well as decreases in consumer spending, may have contributed to this result. Despite this challenging environment, data from IMS indicates that as of August 2009, Fortical® had a 48% share of U.S. nasal calcitonin prescriptions, down from the 53% April market share. The decrease in market share is attributable to the December 2008 launch of two products, as well as the June 2009 launch of a 3rd product, all of which are generic to the innovator product, but not to Fortical. We do not yet know the long-term effect on Fortical sales and royalties of the launch of these competing products. However, certain providers have substituted these products for Fortical, causing Fortical sales and royalties to decrease. Despite the availability of these competing products, Fortical still remains the most frequently prescribed nasal calcitonin product in the U.S.

•

In September 2009, we reported that the U.S. District Court, Southern District of New York, confirmed the validity of Unigene’s patent on Fortical® and issued an order permanently enjoining Apotex Inc. and Apotex Corp. from further infringement of the patent. The motion for summary judgment filed by the plaintiffs, Unigene and its licensee Upsher-Smith Laboratories, in the case was granted. Apotex has indicated that it plans to appeal this decision.

Unigene will host a conference call tomorrow morning, Tuesday, November 10th at 9:00 AM EDT, to discuss its third quarter 2009 financial results and to provide a Company update. The Company invites all those interested in hearing management’s discussion to join the call by dialing (877) 407-0782 for participants in the United States and (201) 689-8567 for international participants.

UNIGENE LABORATORIES, INC.

CONDENSED BALANCE SHEETS

	September 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:

Cash and cash equivalents	$4,171,288	$8,583,226
Accounts receivable	895,064	4,635,036
Inventory, net	3,020,234	3,180,019
Prepaid interest	101,112	525,000
Prepaid expenses and other current assets	4,648,503	1,994,077

Total current assets	12,836,201	18,917,358

Noncurrent inventory	3,829,461	1,649,690
Property, plant and equipment, net	3,824,972	4,023,434
Patents and other intangibles, net	2,324,331	2,064,182
Investment in joint venture	2,465,981	1,447,418
Deferred financing costs, net	319,957	385,787
Other assets	237,610	153,110

Total assets	$25,838,513	$28,640,979

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$3,079,654	$708,134
Accrued expenses	2,839,336	2,038,902
Current portion – deferred licensing fees	1,416,256	1,256,756
Notes payable – Levys	1,573,752	–
Accrued interest	933,668	–
Due to joint venture partner, net of discount of $117,446 in 2009	1,513,804	–

Total current liabilities	11,356,470	4,003,792

Notes payable – Levys, excluding current portion	14,163,765	15,737,517
Note payable–Victory Park–net of discount of $1,551,736 in 2009 and $1,536,561 in 2008	17,985,470	13,463,439
Accrued interest – principally to Levys, excluding current portion	2,362,197	2,094,973
Accrued expenses, excluding current portion	277,908	370,544
Deferred licensing fees, excluding current portion	9,765,500	10,726,069
Deferred compensation	422,113	371,146
Due to joint venture partner, net of discount of $129,043 in 2008	–	845,957

Total liabilities	56,333,423	47,613,437

Commitments and contingencies Stockholders’ deficit:

Common Stock - par value $.01 per share, authorized 135,000,000 shares, issued and outstanding: 90,921,706 shares in 2009 and 90,195,520 shares in 2008	909,217	901,955
Additional paid-in capital	110,497,364	109,457,677
Accumulated deficit	(141,901,491)	(129,332,090)

Total stockholders’ deficit	(30,494,910)	(18,972,458)

Total liabilities and stockholders’ deficit	$25,838,513	$28,640,979

UNIGENE LABORATORIES, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Revenue:
Product sales	$1,272,137	$2,644,567	$5,311,291	$7,931,708
Royalties	1,125,579	1,632,737	3,529,252	4,245,962
Licensing revenue	312,689	314,187	940,569	942,567
Development fees and other	21,359	492,329	438,654	1,255,534

	2,731,764	5,083,820	10,219,766	14,375,771

Operating expenses:
Cost of goods sold	478,565	1,455,684	1,945,500	4,557,210
Research, development and facility expenses	4,808,718	2,170,671	10,507,692	6,660,815
General and administrative	2,043,925	1,735,593	6,966,747	5,848,724

	7,331,208	5,361,948	19,419,939	17,066,749

Operating loss	(4,599,444)	(278,128)	(9,200,173)	(2,690,978)

Other income (expense):
Interest and other income (expense)	29,707	(4,465)	106,054	36,887
Interest expense	(1,298,479)	(347,922)	(3,525,585)	(1,028,286)
Loss from investment in joint venture	(31,938)	(56,000)	(148,224)	(58,643)
Gain on technology transfer to joint venture	66,176	–	198,527	–

Loss before income taxes	(5,833,978)	(686,515)	(12,569,401)	(3,741,020)
Income tax expense	–	–	–	–

Net loss	$(5,833,978)	$(686,515)	$(12,569,401)	$(3,741,020)

Loss per share – basic and diluted:
Net loss per share	$(0.06)	$(0.01)	$(0.14)	$(0.04)

Weighted average number of shares outstanding - basic and diluted	90,739,056	88,854,264	90,394,969	88,328,206

About Unigene

Unigene Laboratories, Inc. is a biopharmaceutical company focusing on the oral and nasal delivery of large-market peptide drugs. Due to the size of the worldwide osteoporosis market, Unigene is targeting its initial efforts on developing calcitonin and PTH-based therapies. Fortical®, Unigene’s nasal calcitonin product for the treatment of postmenopausal osteoporosis, received FDA approval and was launched in 2005. Unigene has licensed the U.S. rights for Fortical to Upsher-Smith Laboratories, worldwide rights for its oral PTH technology to GlaxoSmithKline, worldwide rights for its calcitonin manufacturing technology to Novartis and worldwide rights (except for China) for its oral calcitonin program to Tarsa Therapeutics, Inc. Unigene’s patented oral delivery technology has successfully delivered, in preclinical and/or clinical trials, various peptides including calcitonin, PTH and insulin. Unigene’s patented manufacturing technology is designed to cost-effectively produce peptides in quantities sufficient to support their worldwide commercialization as oral or nasal therapeutics. For more information about Unigene, call (973) 265-1100 or visit www.unigene.com. For information about Fortical, visit www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements regarding us and our business, financial condition, results of operations and prospects. Such forward-looking statements include those which express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. We have based these forward-looking statements on our current expectations and projections about future events and they are subject to risks and uncertainties known and unknown which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include statements about the following: general economic and business conditions, our financial condition, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human trials, our dependence on patents and other proprietary rights, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, the failure to obtain regulatory approvals for our products and other risk factors discussed in our Securities and Exchange Commission filings. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors.